Exhibit (a)(1)(D)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Entasis Therapeutics Holdings Inc.
at
$2.20 Net Per Share
by
Innoviva Merger Sub, Inc.
a wholly-owned subsidiary of
Innoviva, Inc.
June 7, 2022
To Our Clients:
Enclosed for your consideration are the offer to purchase, dated June 7, 2022 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”) and the related this letter of transmittal (the “Letter of Transmittal” which, together with any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) in connection with the offer by Innoviva Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Innoviva, Inc., a Delaware corporation (“Parent” and, together with Purchaser, the “Purchaser Parties”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Entasis Therapeutics Holdings Inc., a Delaware corporation (“Entasis”), at a price of $2.20 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
Your attention is directed to the following:
1.  The tender price is $2.20 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.
2.  The Offer is being made for any and all outstanding Shares.
3.  The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on July 7, 2022, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement (as defined herein), the “Expiration Time”).
4.  The Offer is conditioned upon, among other things, (i) the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer on or prior to the Expiration Time, excluding any Shares beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by (a) the Purchaser Parties or (b) Manoussos Perros (the Chief Executive Officer of the Entasis), represent at least one more Share than fifty percent (50%) of the Shares not beneficially owned by such persons in clauses (a) and (b) outstanding at the Expiration Time and (ii) that no governmental entity of any competent jurisdiction shall have (x) enacted, issued, promulgated, enforced or entered any (A) order, writ, ruling, injunction, judgment, stipulation, determination, award or decree, or (B) federal, state, provincial, local, municipal, multi-national or foreign law, statute, ordinance, rule, regulation, constitution, code, arbitration award, common law, franchise, license, requirement or permit, or (y) taken any other action then in effect, in each case, whether temporary, preliminary or permanent, that has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Offer or the Merger (as defined below) or the other transactions contemplated by the Merger Agreement.

5.  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 23, 2022 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Entasis. The Merger Agreement provides, among other things, that as promptly as practicable following the acceptance for payment of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will be merged with and into Entasis (the “Merger”), with Entasis continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.
6.  After careful consideration, Entasis’ board of directors, based on the recommendation of its Special Transactions Committee, has unanimously (i) determined that the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Entasis and its stockholders (other than the Purchaser Parties); (ii) approved and declared advisable the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the Delaware General Corporation Law and that the Merger be consummated as soon as practicable following consummation of the Offer; and (iv) recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer.
7.  Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.
If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.
Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.
Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.
Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Entasis Therapeutics Holdings Inc.
at
$2.20 Net Per Share
by
Innoviva Merger Sub, Inc.
a wholly-owned subsidiary of
Innoviva, Inc.
The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated June 7, 2022 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Innoviva Merger Sub, Inc. to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Entasis.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 2022
Name(s)

*Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.
Address(es)

Zip Code
3